UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2018

CAREDX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36536	94-3316839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3260 Bayshore Boulevard

Brisbane, California 94005

(Address of Principal Executive Offices) (Zip Code)

(415) 287-2300

Registrant’s telephone number, including area code

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.

On March 1, 2018, CareDx, Inc. (the “Company”) entered into a binding commitment letter (the “Commitment Letter”) with Perceptive Credit Holdings II, LP (“Perceptive”), pursuant to which, subject to the conditions set forth therein, Perceptive committed to provide the Company with a term loan of up to $35.0 million, subject to funding in two tranches (the “Facility”).

The commitment of Perceptive under the Commitment Letter is subject to the satisfaction of several customary conditions, including, among others, (i) the execution and delivery of definitive loan documentation for the Facility consistent with the terms of the Commitment Letter, (ii) the absence of a material adverse effect, (iii) the accuracy of certain specified representations by the Company, and (iv) other customary conditions.

The Commitment Letter contemplates that the first tranche of either $15.0 million or $25.0 million of debt at the Company’s election (the “Tranche A Term Loan”) will be available upon the execution of the definitive loan documentation for the Facility (the “Closing Date”), subject to certain customary conditions. The second tranche of up to $10.0 million (the “Tranche B Term Loan” and, together with the Tranche A Term Loan, the “Term Loan”) will be available on the Closing Date or within the one-year period following the Closing Date subject to the Company achieving certain product revenue targets before the one year anniversary of the date the Tranche A Term Loan is made available and satisfying customary conditions. The Term Loan will mature on the fifth anniversary of Closing Date, but may be prepaid by the Company, in whole or in part at any time, subject to a prepayment fee.

The Commitment Letter provides that the Term Loan will be secured by substantially all of the Company’s assets and a pledge of 65% of the equity interests of CareDx International AB (formerly Allenex AB). The Term Loan will accrue interest at a calculated LIBOR-based variable rate. Payments under the Term Loan will be interest-only until the first principal payment is due on the last day of the first calendar month following the third anniversary of the Closing Date, followed by monthly payments of principal and interest through the scheduled maturity date.

The Commitment Letter contemplates that upon the occurrence of an event of default and following any applicable cure periods, if any, a default interest rate of an additional 3.00% may be applied to the outstanding loan balances, and Perceptive may declare all outstanding obligations immediately due and payable and take such other actions as will be set forth in the definitive loan documentation for the Facility.

The Commitment Letter will expire on April 15, 2018 unless the Closing Date occurs on or prior thereto.

The definitive loan documentation for the Facility will contain certain customary representations and warranties, affirmative and negative financial covenants, indemnity obligations and events of default consistent with the terms set forth in the Commitment Letter or as mutually and reasonably agreed. The Company will also reimburse Perceptive for certain fees and expenses and issue Perceptive a warrant to purchase shares of the Company’s Common Stock, in each case as will be described in the definitive loan documentation for the Facility.

The Company expects that the proceeds of the Term Loan will be used for general corporate purposes and for the repayment of the Company’s outstanding indebtedness with JGB Collateral LLC and certain of its affiliates (collectively, “JGB”), FastPartner AB, Mohammed Al Amoudi and Danske Bank A/S.

The foregoing description of the Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the copy of the Commitment Letter that will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2018.

Item 8.01 Other Events.

On March 1, 2018, the Company notified JGB of its intent to prepay on April 13, 2018 (the “Prepayment Date”) in full the outstanding principal and interest under the 9.5% Original Issue Discount Senior Secured Debentures due February 29, 2020, issued by the Company to JGB on March 15, 2017 (collectively, the “Debentures”). Pursuant to the terms of the Debentures, on the Prepayment Date, the Company is obligated to pay the full amount of the outstanding principal balance of the Debentures, plus accrued and unpaid interest thereon and a prepayment premium equal to 8% of the outstanding principal balance in cash.

On March 1, 2018, the Company issued a press release announcing the entry into the Commitment Letter and the notice to JGB. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by CareDx, Inc. dated March 1, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2018	CAREDX, INC.

	By:	/s/ Michael Bell
Michael Bell
Chief Financial Officer